EXHIBIT 16.1


September 4, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Enhance Biotech, Inc.

We have read the statements that we understand Enhance Biotech, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.

Yours truly,


/s/ F. E. Hanson, Ltd.
----------------------
F. E. Hanson, Ltd.